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                                                                   EXHIBIT 23






                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
ONBANCorp, Inc.:


We consent to incorporation by reference in the registration statement Nos. 33-22113, 33-30813, 33-49504, 33-49506 and 33-49508 on Form S-8 of
ONBANCorp, Inc. of our report dated January 26, 1998, relating to the consolidated balance sheets of ONBANCorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report has been incorporated by reference in the December 31, 1997 annual report on Form 10-K of ONBANCorp, Inc.

/s/ KPMG Peat Marwick LLP
------------------------------
    KPMG Peat Marwick LLP


Syracuse, New York
March 27, 1998




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